UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2023

Bright Mountain Media, Inc.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-54887	27-2977890
(Commission File Number)	(IRS Employer Identification No.)

6400 Congress Avenue, Suite 2050

Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 707-5959

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Transition to Principal Financial Officer

On October 13, 2023, Bright Mountain Media, Inc. (the “Company”) announced that Miriam Martinez will be transitioning from the Chief Financial Officer of the Company to the principal financial officer of the Company, effective immediately (the “Effective Date”). Ms. Martinez will continue to serve as the Company’s principal financial officer for a period of 60 days following the Effective Date, followed by which Ms. Martinez will be taking a leave of absence from the Company.

Appointment of Chief Financial Officer

On October 18, 2023, the Company announced the appointment of Ethan Rudin to serve as the Chief Financial Officer of the Company, effective immediately.

Mr. Rudin, age 49, served as the Chief Financial Officer of Boundless Network, a private equity-backed promotional products distribution platform, since November 2022. Mr. Rudin previously served as the Chief Financial Officer of BuildDirect Technologies, an online building materials retailer, from January 2021 to September 2022. Prior to joining BuildDirect Technologies, Mr. Rudin served as the Chief Financial Officer of Greenlane Holdings Inc., a distribution platform for premium vaporization products, from Feb 2019 to August 2020. Prior to joining Greenlane Holdings Inc., Mr. Rudin served in various roles at Napster/Rhapsody International Inc., an online music streaming platform, from August 2013 to December 2017, including as a special advisor to the Chief Executive Officer and as the Chief Financial Officer, Global Head of Label Relations & Business Development. Mr. Rudin earned his Bachelor of Arts in Economics from Tufts University in 1996 and his Masters of Business Administration from Columbia University Business School in 2002.

Pursuant to an employment agreement with the Company dated October 4, 2023, Mr. Rudin will receive an annual base salary of $325,000 and will be eligible for an annual bonus of up to 25% of his base salary based on his performance. In addition to his base salary and bonus, Mr. Rudin will be eligible to participate in all of the Company’s benefit plans offered to employees of the Company from time to time, subject to satisfying eligibility requirements. Further, Mr. Rudin has been granted options to purchase 325,000 shares of the Company’s common stock, at an exercise price of $0.09 per share, which was the fair market value of the Company’s common stock on the date of grant. The options will vest over four years and otherwise be subject to the terms of the Bright Mountain Media, Inc. Stock Option Plan. In addition, if Mr. Rudin is terminated without cause, he will be entitled to severance pay equal to six months’ of his base salary at the time of termination. Pursuant to the terms of the employment agreement, Mr. Rudin is bound by customary non-competition and non-solicitation covenants during his period of employment and for a period of one year after the date his employment with the Company terminates. Additionally, pursuant to the terms of the employment agreement, Mr. Rudin is bound by certain customary non-disclosure covenants during the period of his employment and after the date his employment with the Company terminates.

Item 7.01. Regulation FD Disclosure.

On October 18, 2023, the Company issued a press release announcing the appointment of Mr. Rudin as the Chief Financial Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates any such information by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated October 18, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bright Mountain Media, Inc.

Date: October 18, 2023	By:	/s/ Matt Drinkwater
Matt Drinkwater
Chief Executive Officer